Exhibit 24(b)(8)(a)(10) Amendment No. 3 to Fund Participation Agreement

Fund Participation Agreement

The undersigned (the “Company”) has entered into a Fund Participation Agreement (the “Agreement”) with BlackRock Investments, LLC and BlackRock Variable Series Funds, Inc. (“BVSF”) relating to certain series of BVSF (the “Portfolios”) pursuant to which the Company engages in purchase, redemption and related transactions in the Portfolios on behalf of certain separate accounts of the Company.

In connection with a potential reconfiguration of the boards of directors/trustees or certain BlackRock-advised funds, three Portfolios of BVSF, BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund and Black-Rock U.S. Government Bond V.I. Fund, will reorganize (the “Reorganizations”) into newly-created series (the “New Portfolios”) of a newly-organized Maryland corporation, Black-Rock Variable Series Funds Il, Inc. (“BVSF II”).  It is expected that the closing of the Reorganizations will occur on or about September 17, 2018 (the “Closing”).

In light or the above, the parties to the Agreement agree that effective upon the Closing:

l . The Agreement is amended so that (i) all references to the “Fund” shall include BVSF Il and BVSF Il shall become a party to the Agreement, bound by its terms in all respects to the same extent as BVSF, and (ii) Class I and Class II shares of the New Portfolios shall be added to Schedule B or the Agreement.

The Company agrees that to the extent it accepts fees of executes transactions pursuant to the Agreement after the Closing, the Company will be deemed (o have agreed to the terms of this Amendment. To the extent that provisions or the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name: Voya Insurance and Annuity Company	Firm Name: BlackRock Investments, LLC

Signature: /s/ Timothy W. Brown	Signature: /s/ Jonathan Mero

Name: Timothy W. Brown	Name: Jonathan Mero

Title: EVP and Chief Legal Officer	Title: Director

Dated: August 28, 2018	Dated: August 28, 2018

Firm Name: BlackRock Variable Series Funds, Inc.	Firm Name: BlackRock Variable Series Funds II, Inc.

Signature: /s/ Charles Park	Signature: /s/ Charles Park

Name: Charles Park	Name: Charles Park

Title: Chief Compliance Officer	Title: Chief Compliance Officer

Dated: August 28, 2018	Dated: August 28, 2018